Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Forum Energy Technologies, Inc. of our report dated July 14, 2010 (relating to the consolidated statements of income, comprehensive income, members’ equity, and cash flows of Triton Group Holdings LLC for the year ended December 31, 2009, not presented separately herein), appearing in the Prospectus included in Registration Statement on Form S-1 (No. 333-176603). We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of the Registration Statement on Form S-1 (No. 333-176603) that is incorporated by reference in this Registration Statement.

/s/ DELOITTE LLP

Aberdeen, United Kingdom

April 16, 2012